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                                                                     EXHIBIT 5.2

                   [BERMAN O'CONNOR MANN & SHKLOV LETTERHEAD]

                                 June 15, 2002

Russell Corporation
3330 Cumberland Boulevard
Suite 800
Atlanta, Georgia 30339

     Re:  Russell Co-op, LLC

Ladies and Gentlemen:

We have acted as special counsel to Russell Co-op, LLC, a Guam limited liability company (the "Guam Guarantor") in connection with public offering of up to $250,000,000 aggregate principal amount of 9.25% Senior Notes due 2010 (the "Exchange Notes") of Russell Corporation, an Alabama Corporation (the "Company"), of which the Guam Guarantor is a subsidiary. The Indenture, dated as of April 19, 2002 (the "Indenture"), by and among the Company, the Guarantors (as defined below) and Wachovia Bank, National Association, as Trustee (the "Trustee"), provides for the guarantee of the Exchange Notes by the Guam Guarantor (the "Guam Guarantee"), and other Guarantors listed therein (together with the Guam Guarantor, the "Guarantors"), to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 9.25% Senior Notes due 2010 of the Company (the "Original Notes") under the Indenture, as contemplated by the Registration Rights Agreement, dated April 18, 2002 (the "Registration Rights Agreement"), by and among the Company, the Guarantors, J.P. Morgan Securities Inc., Fleet Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporation, Suntrust Capital Markets, Inc. and First Union Securities, Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the United States Securities Act of 1933, as amended (the "Act").

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Guam Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Our opinion set forth herein is limited to the laws of the Territory of Guam that are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated.

                                     II-33
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Russell Corporation
June 15, 2002
Page  2

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Guam Guarantee will constitute a valid and binding obligation of the Guam Guarantor, enforceable against the Guam Guarantor in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the executed and delivery by the Company and the Guam Guarantor of the Indenture and the performance by each of the Company and the Guam Guarantor of their respective obligations under the Exchange Notes and the Guam Guarantee do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or the Guam Guarantor or their properties are subject, except that we do not make this assumption for those agreements and instruments which have been identified to us by any of the Company and the Guam Guarantor as being material to them and which are listed in Part II of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                         Very truly yours,

                                         /s/ Michael J. Berman

                                         Michael J. Berman
                                         Berman O'Connor Mann & Shklov